                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the references to our firm under the captions "Experts" and "International Speedway Selected Historical Financial Data" included in the Joint Proxy Statement/Prospectus filed by International Speedway Corporation and Penske Motorsports, Inc. that is made part of the Registration Statement on Form S-4 of International Speedway Corporation and to the incorporation by reference therein of our report dated January 22, 1999, with respect to the consolidated financial statements and schedule of International Speedway Corporation included in its Annual Report on Form 10-K for the year ended November 30, 1998, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Jacksonville, Florida
June 17, 1999